Exhibit 10.1

400 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
Tel: 908.927.1400
www.valeant.com

February 1, 2016

Mr. Howard B. Schiller

Dear Howard,

We are pleased to provide you with this letter as confirmation of the terms of your role as Interim Chief Executive Officer of Valeant Pharmaceuticals International, Inc. (“Valeant”), commencing  January 6, 2016 (the “Appointment Date”), for the period ending two months following the Appointment Date.  This letter will supersede and terminate any earlier agreements or arrangements, written or oral, with respect to the subject matter herein, provided, that, except as set forth herein, the Separation Agreement entered into between you and Valeant dated July 14, 2015 (the “Separation Agreement”) shall continue in full force and effect.

•	Title. Your title will be Interim Chief Executive Officer of Valeant, reporting to the Board of Directors of Valeant.

•	Location. You will be based at Valeant’s offices in Bridgewater, New Jersey, subject to reasonably required business travel obligations.

•	Expense reimbursement. You will be reimbursed for all business-related costs and expenses reasonably incurred in accordance with applicable corporate policy.

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Compensation. You will be entitled to receive cash compensation equal to $400,000 USD monthly.  Except as otherwise determined by the Talent and Compensation Committee of Valeant in its sole discretion, you shall not be entitled to participate in the annual incentive plans of Valeant or its subsidiaries or receive additional grants under Valeant’s long-term incentive plan (other than any equity grants you are entitled to receive as a member of Valeant’s Board of Directors).  Notwithstanding the forgoing, subject to the provisions of the section entitled “Separation Agreement” below, your existing Valeant equity awards shall remain outstanding in accordance with their terms.

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Employee Benefits. You will be eligible to participate in the employee benefit plans and programs generally made available to other members of Valeant’s executive management team on the terms and conditions applicable generally to all such executives.

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Vacation. You will be entitled to a reasonable amount of vacation time, taking into consideration your job responsibilities and Valeant’s commercial and corporate needs, provided that you will not accrue any vacation days.

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Separation Agreement. The parties hereby agree that the Consulting Period (as defined in the Separation Agreement) terminated effective as of the Appointment Date, and the provisions set forth in Section 5 of the Separation Agreement applicable to a termination of the Consulting Period by Valeant without Cause shall apply, provided that notwithstanding anything in the Separation Agreement, references to the Second Release (as defined in the Separation Agreement) shall instead refer to the general waiver and release set forth on Annex A hereto.

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Board of Directors. Nothing in this Agreement shall effect your role as a member of Valeant’s Board of Directors, provided that you shall not receive any quarterly installments of cash retainers paid for services as a member of the Board of Directors (and related committees) while you are employed by Valeant as the Interim Chief Executive Officer.

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At-Will Employment. This letter constitutes an offer of “at-will” employment and is not a contract providing for guaranteed employment or employment for a specific period of time. This means that each of you and Valeant has the option to terminate your employment at any time, with or without advance notice, for any or no reason, without additional consideration.

•	Withholding Taxes. All payments to you or, if applicable, your beneficiary, by Valeant shall be subject to withholding on account of federal, state and local taxes as required by law.

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Section 409A. The parties intend for the payments and benefits under this letter to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter shall be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this letter or any underlying award needs to be modified in order to comply with Section 409A, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this letter.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter shall be treated as a separate payment of compensation.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier).  Amounts reimbursable to you under this letter shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year.

It is understood that you are required to have read, reviewed, agreed, signed and returned to Valeant each of Valeant’s Standards of Business Conduct, Insider Trading Policy, Blackout Policy and Global Anti-Bribery Policy, and by signing below you acknowledge your requirement to comply with such documents and policies at all times during your employment with Valeant or any of its affiliates. It is understood that, during your employment by Valeant or any of its affiliates, you will not willfully engage in any activities that constitute a conflict of interest with the interests of Valeant or any of its affiliates, as outlined in Valeant’s conflict of interest policies for employees in effect from time to time; provided, that these policies are provided to you in writing.

You will be subject to the policies of Valeant and its affiliates applicable to Valeant’s senior executive officers.

This letter is governed by the laws of the State of New Jersey and the parties agree that any suit, action or charge arising out of or relating to this letter will be adjudicated in the state or federal courts in New Jersey.

Please indicate your acceptance of this offer of employment with Valeant, by signing this letter and delivering an original or copy to Valeant’s General Counsel.

Sincerely,

/s/ Ronald H. Farmer

Ronald H. Farmer
Chairperson of the Talent and Compensation Committee

AGREED TO AND ACCEPTED:

/s/ Howard B. Schiller	February 1, 2016
Howard B. Schiller	Date

ANNEX A

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (“Valeant”) and Howard B. Schiller (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE Valeant, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time through and including January 5, 2016 (the “RELEASE DATE”), arising out of or attributable to (i) Employee’s employment, consultancy, directorship or other service relationship with the Company or any Releasees or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the Release Date, in each case, except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the Release Date.

The claims being waived and released include, without limitation:

(a)
any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with Valeant;

(b)
any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)	all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)
any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)	any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

(a)	unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)	continuation of existing participation in Valeant-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)
any benefit entitlements that are vested as of the date of termination pursuant to the terms of a Valeant-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA;”

(d)	violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(e)
any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to Employee’s right to enforce the terms of this Release and the Separation Agreement dated July 14, 2015 between Employee and Valeant (the “Separation Agreement”);

(f)
any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, by-laws or operating agreements of the Company, or under applicable law or the Employment Letter, dated November 10, 2011 between Employee and Valeant (the “Employment Letter”) or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy;

(g)	any claims relating to Employee’s rights under the Employment Letter that are intended to survive the termination of Employee’s employment; and

(h)	any wrongful act or omission occurring after the Release Date.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

No Admission. Nothing about the fact or content of this Release shall be considered or treated by Employee or Valeant as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration Periods; Effective Date. Employee acknowledges that (a) Valeant has advised him in this writing of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under the Employment Letter), to which he would not be entitled in the absence of signing this Release. Employee had twenty-one (21) calendar days to consider this Release following presentment, although Employee may sign it sooner.

Delivery to Valeant. Employee should return this Release, signed by Employee, no later than February 15, 2016, to:

Valeant Pharmaceuticals International, Inc.
400 Somerset Corporate Boulevard
Bridgewater, NJ 08807

Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of Valeant.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by the chair of the Talent and Compensation Committee of Valeant’s Board of Directors.

Complete Agreement. Except for the Separation Agreement, and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, this Release, assuming it is executed, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and Valeant regarding all of the subjects covered by this Release. This Release, together with the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, is the full, complete and exclusive agreement between Employee and Valeant regarding all of the subjects covered by this Release and the Separation Agreement, and neither Employee nor Valeant is relying on any representation or promise that is not expressly stated in this Release or the Separation Agreement.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT VALEANT HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:
Howard B. Schiller